EXHIBIT 5.1

March 15, 2010

China Gengsheng Minerals, Inc.
No. 88 Gengsheng Road
Dayugou Town, Gongyi
Henan, People’s Republic of China, 451271

Ladies and Gentlemen:

We have acted as special Nevada counsel to China Gengsheng Minerals, Inc., a Nevada corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of $20,000,000 of (i) shares of common stock, $0.001 par value per share (the "Common Stock"), (ii) shares of preferred stock, $0.001 par value per share (the "Preferred Stock"), (iii) warrants to purchase shares of Common Stock (the "Common Stock Warrants"), (iv) warrants to purchase shares of Preferred Stock (the "Preferred Stock Warrants," and together with the Common Stock Warrants, the "Warrants"), and (v) units consisting of a combination of two or more of the Common Stock, Preferred Stock or the Warrants ("Units" and collectively, with the Common Stock, Preferred Stock and Warrants, the "Securities"), of the Company, all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

In rendering this opinion we have examined and relied upon:

1. The Registration Statement.

2. The Articles of Incorporation of the Company as certified by an officer of the Company as of the date hereof.

3. The Bylaws of the Company as certified by an officer of the Company as of the date hereof.

4. The Stock Register of the Company as certified by an officer of the Company as of the date hereof.

5. Resolutions of the Board of Directors of the Company certified by an officer of the Company as of the date hereof.

China Gengsheng Minerals, Inc.
March 15, 2010

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of Nevada.

The opinions set forth herein are subject to the following qualifications and assumptions, which are in addition to any other qualifications and assumptions contained herein:

A. As part of the corporate action taken in connection with the issuance of the Securities (the "Corporate Proceedings"), the Company’s Board of Directors or an authorized committee thereof will, before they are issued, authorize the issuance thereof in accordance with applicable law and the Articles of Incorporation and Bylaws of the Company, including, with respect to any issuance of Preferred Stock, the filing of a Certificate of Designations in accordance with Nevada law and, with respect to the Warrants and the Units, a warrant agreement or unit agreement, as applicable, which does not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company shall be duly executed and delivered by the Company, and certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors or a committee thereof.

B. In the case of any Common Stock and Preferred Stock which is certificated, the form of stock certificate therefor will comply with applicable law and the Articles of Incorporation and Bylaws of the Company.

C. The Registration Statement, as finally amended, has become effective under the Securities Act.

D. An appropriate prospectus supplement with respect to the Securities has been prepared, filed and delivered in compliance with the Securities Act and the applicable rules promulgated thereunder.

E. The terms of the sale of the Securities have been duly established in conformity with the Articles of Incorporation and Bylaws of the Company and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

China Gengsheng Minerals, Inc.
March 15, 2010

F. The Securities have been issued and sold as contemplated by the Registration Statement.

G. The Company has heretofore reserved and will in the future keep reserved a sufficient amount of the Common Stock and Preferred Stock to satisfy its obligations for present and future securities issues.

The opinions expressed below, relating to whether the Units and the Warrants will be binding obligations of the Company are subject to the exception that enforcement thereof may be limited by (1) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, liquidation, receivership, conservatorship, readjustment of debt, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and general principles of materiality, reasonableness, good faith and fair dealing; and (2) the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

Based upon and subject to the foregoing, we are of the opinion that:

1. Upon the completion of all required Corporate Proceedings relating to the issuance of Common Stock and when issued in exchange for legal consideration established in such Corporate Proceedings, but not less than $0.001 per share, the Common Stock will be validly issued, fully paid and nonassessable.

2. Upon the completion of all required Corporate Proceedings relating to the issuance of Preferred Stock and when issued in exchange for legal consideration established in such Corporate Proceedings, but not less than $0.001 per share, the Preferred Stock will be validly issued, fully paid and nonassessable.

3. Upon the completion of all required Corporate Proceedings relating to the issuance of Warrants and when issued in exchange for legal consideration, the Warrants will be binding obligations for the Company, and any shares of Common Stock or Preferred Stock issued thereunder issued in exchange for legal consideration established in such Corporate Proceedings, but not less than $0.001 per share, will be validly issued, fully paid and nonassessable.

4. Upon the completion of all required Corporate Proceedings relating to the issuance of Units and when issued in exchange for legal consideration, the Units and any Warrants contained in the Units will be binding obligations for the Company, and any shares of Common Stock or Preferred Stock contained in the Units issued in exchange for legal consideration established in such Corporate Proceedings, but not less than $0.001 per share, will be validly issued, fully paid and nonassessable.

China Gengsheng Minerals, Inc.
March 15, 2010

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely on it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

Lionel Sawyer & Collins